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                                                Filed pursuant to rule 424(b)(3)
                                                Reg no. 333-23039










Theodore Meisel                                               4,000      6,000     8,000
Global Bermuda, L.P.                                         57,800     86,700   115,600
Lakeshore International, L.P.                                10,000     15,000    20,000
Nicollett Fund L.P.                                          23,500     35,250    47,000
Ronald H. Means                                               4,000      6,000     8,000
Silverton International Fund, Ltd.                           90,750    136,125   181,500
Steven A. Amos                                               10,000     15,000    20,000
Belmundo Investments Pension Fund of the Dutch Reformed      50,000     75,000   100,000
                                                            -------    -------   -------
Total                                                       482,050    723,075   964,100
                                                            =======    =======   =======

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(1)  Includes the maximum number of Common Shares which may be issued upon exercise of each Warrant as of the dates indicated. See "Description of Securities-Warrants." The Selling Security Holders may now or in the future also beneficially own additional Common Shares issued or issuable pursuant to conversions of the Company's Series A and Series B Preferred Shares. Such additional Common Shares also may be sold pursuant to a separate presently effective Prospectus dated October 15, 1996. Accordingly, the total amount and percentage of Common Shares which may be beneficially owned by such Selling Security Holders prior to and after completion of this Offering presently are not determinable.



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